Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact: Lauren C. Steele VP — Corporate Affairs 704-557-4551 Investor Contact: James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
August 9, 2011	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports Second Quarter and First Half 2011 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $11.1 million, or basic net income per share of $1.21, on net sales of $422.9 million for the second quarter of 2011, compared to net income of $12.0 million, or basic net income per share of $1.31, on net sales of $417.4 million for the second quarter of 2010. The results for the second quarter of 2011 included $1.1 million of after-tax losses ($1.7 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges. The results for the second quarter of 2010 included $4.7 million of after-tax losses ($7.8 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and a $0.4 million after-tax gain ($0.6 million on a pre-tax basis) from insurance recoveries on assets lost or damaged due to the Nashville flood in May 2010.

On a comparable basis, the Company earned $12.3 million in the second quarter of 2011, or comparable basic net income per share of $1.33, versus $16.3 million in the second quarter of 2010, or comparable basic net income per share of $1.78.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the second quarter of 2011 and 2010:

	Second Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2011	2010	2011	2010

Reported net income (GAAP)	$11,101	$12,043	$1.21	$1.31

Net loss on fuel & aluminum hedges, net of tax	1,051	4,749	0.11	0.52
Impact of Nashville area flood, net of tax	—	(372)	—	(0.04)
Other income tax changes	114	(99)	0.01	(0.01)

Total	1,165	4,278	0.12	0.47

Comparable net income (a)	$12,266	$16,321	$1.33	$1.78

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the second quarters of 2011 and 2010. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

The Company earned $17.0 million, or basic net income per share of $1.85, on net sales of $782.5 million for the first half of 2011, compared to net income of $16.7 million, or basic net income per share of $1.82, on net sales of $764.9 million for the first half of 2010. The results for the first half of 2011 included $1.4 million of after-tax losses ($2.4 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges. The results for the first half of 2010 included $4.6 million of after-tax losses ($7.6 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and a $0.4 million after-tax gain ($0.6 million on a pre-tax basis) from the impact of the Nashville flood.

On a comparable basis, the Company earned $18.6 million in the first half of 2011, or comparable basic net income per share of $2.03, versus $21.3 million in the first half of 2010, or comparable basic net income per share of $2.32. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first half of 2011 and 2010:

	First Half
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2011	2010	2011	2010

Reported net income (GAAP)	$17,014	$16,703	$1.85	$1.82

Net loss on fuel & aluminum hedges, net of tax	1,447	4,600	0.16	0.50
Impact of Nashville area flood, net of tax	—	(372)	—	(0.04)
Impact of change in tax law regarding Medicare Part D subsidy	—	464	—	0.05
Other income tax changes	177	(134)	0.02	(0.01)

Total	1,624	4,558	0.18	0.50

Comparable net income (a)	$18,638	$21,261	$2.03	$2.32

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the first half of 2011 and 2010. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “Our results for the second quarter and first half of 2011 reflect ongoing challenges from a slow economic recovery and significantly higher commodity prices as well as the cycling of significant promotional activity in the prior year by a large customer. We continued to focus on finding new and innovative ways to bring value to our customers and consumers through new packaging and on driving improved efficiency throughout our operations. “

William B. Elmore, President and COO, added, “As noted in our first quarter earnings release, we believed our biggest challenges were ahead of us. These challenges are reflected in our second quarter and first half results. While we were able to grow revenue in the second quarter and first half, consumers are migrating to lower cost channels and packages resulting in lower gross margin. While we have seen steady volume performance in our food store channel, we continue to experience weakness in the convenience store and on premise channels as consumers are impacted by high fuel prices. Higher costs for key raw materials, including fuel, resin for bottles, and sweetener, have resulted in greater increases in our costs than we experienced in the past two years. We continue to review our pricing and, whenever feasible, adjust to offset the higher costs; however, price increases have to be balanced against market conditions.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the challenges we face in 2011, including the impact of higher commodity prices and lower sales trends in our convenience store business resulting from consumer reaction to higher fuel prices; our continued focus on improving our supply chain and minimizing operating costs; and our intention to make pricing adjustments as necessary to maintain profitability.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 2, 2011 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)
	Second Quarter		First Half
	2011	2010	2011	2010

Net sales	$422,893	$417,361	$782,522	$764,859
Cost of sales	257,320	249,353	467,788	450,148

Gross margin	165,573	168,008	314,734	314,711
Selling, delivery and administrative expenses	137,153	138,190	267,135	267,234

Income from operations	28,420	29,818	47,599	47,477
Interest expense	9,042	8,802	17,811	17,612

Income before income taxes	19,378	21,016	29,788	29,865
Income taxes	7,394	7,612	11,335	11,326

Net income	11,984	13,404	18,453	18,539
Less: Net income attributable to the noncontrolling interest	883	1,361	1,439	1,836

Net income attributable to Coca-Cola Bottling Co. Consolidated	$11,101	$12,043	$17,014	$16,703

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.21	$1.31	$1.85	$1.82

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.21	$1.31	$1.85	$1.82

Weighted average number of Class B Common Stock shares outstanding	2,067	2,044	2,059	2,036

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.20	$1.31	$1.84	$1.81

Weighted average number of Common Stock shares outstanding – assuming dilution	9,248	9,225	9,240	9,217

Class B Common Stock	$1.20	$1.30	$1.83	$1.80

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,107	2,084	2,099	2,076